                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement    [ ]  Confidential, for Use of the Commission
                                        Only (as permitted by Rule 14a-6(e)(2)

[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                TODAY'S MAN, INC.
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

- - --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules  0-11(c)(1)(ii),  14a-6(i)(1) or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1)  Title of each class of securities to which transaction applies:

     --------------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     --------------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:
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

                              TODAY'S MAN, INC.
                               835 LANCER DRIVE
                         MOORESTOWN, NEW JERSEY 08057
                                 ---------------
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JUNE 12, 1996
                                 --------------

To the Shareholders of Today's Man, Inc.:

   The 1996 Annual Meeting of Shareholders of Today's Man, Inc. will be held on Wednesday, June 12, 1996, at 10:00 a.m., prevailing time, at the offices of the Company, 835 Lancer Drive, Moorestown, New Jersey, for the purpose of considering and acting upon the following:


       1. To elect two Class I directors to hold office for a term of three years and until their successors are duly elected and qualified, as more fully described in the accompanying Proxy Statement; and

       2. To transact such other business as may properly come before the Annual Meeting.


   Only shareholders of record at the close of business on May 15, 1996, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

   If the Annual Meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened Annual Meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in this Notice of Annual Meeting.

   YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE; NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors

                                          (SIG) LARRY FIELD

                                          LARRY FELD
                                          Vice President and Secretary

Moorestown, New Jersey
May 17, 1996

                                TODAY'S MAN, INC.
                                835 LANCER DRIVE
                          MOORESTOWN, NEW JERSEY 08057
                                 (609) 235-5656
                                 ---------------
                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                 ---------------

   The accompanying proxy is solicited by the Board of Directors of Today's Man, Inc. (the "Company") for use at the 1996 Annual Meeting of Shareholders (the "Meeting") to be held on Wednesday, June 12, 1996 at 10:00 a.m., prevailing time, at the offices of the Company, 835 Lancer Drive, Moorestown, New Jersey, and any adjournments or postponements thereof. This Proxy Statement and accompanying proxy card are first being mailed to shareholders on or about May 17, 1996.

   The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or teletype by officers, directors or employees of the Company, without additional compensation. Upon request, the Company will pay the reasonable expenses incurred by record holders of the Company's Common Stock who are brokers, dealers, banks or voting trustees, or their nominees, for mailing proxy material and annual shareholder reports to the beneficial owners of the shares they hold of record.

   Only shareholders of record, as shown on the transfer books of the Company, at the close of business on May 15, 1996 (the "Record Date") are entitled to notice of, and to vote at, the Meeting. On the Record Date, there were 10,861,005 shares of Common Stock outstanding.

   Proxies in the form enclosed, if properly executed and received in time for voting, and not revoked, will be voted as directed on the proxies. If no directions to the contrary are indicated, the persons named in the enclosed proxy will vote all shares of Common Stock "for" the election of all nominees for directors hereinafter named and "for" the approval of the other proposal to be presented at the Meeting, as more fully described herein. Sending in a signed proxy will not affect a shareholder's right to attend the Meeting and vote in person since the proxy is revocable. Any shareholder who submits a proxy has the power to revoke it by, among other methods, giving written notice to the Secretary of the Company at any time before the proxy is voted.

   The presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Meeting. All shares of the Company's Common Stock present in person or represented by proxy and entitled to vote at the Meeting, no matter how they are voted or whether they abstain from voting, will be counted in determining the presence of a quorum. If the Meeting is adjourned because of the absence of a quorum, those shareholders entitled to vote who attend the adjourned meeting, although constituting less than a quorum as provided herein, shall nevertheless constitute a quorum for the purpose of electing directors. If the Meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened Meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the Notice of Annual Meeting.


   Each share of Common Stock is entitled to one vote on each matter which may be brought before the Meeting. The election of directors will be determined by a plurality vote and the two nominees receiving the most "for" votes will be elected. Approval of any other proposal will require the affirmative vote of a majority of the shares cast on the proposal. Under the Pennsylvania Business Corporation Law, an abstention, withholding of authority to vote or broker non-vote will not have the same legal effect as an "against" vote and will not be counted in determining whether the proposal has received the required shareholder vote.


   As used in this Proxy Statement, "fiscal 1991," "fiscal 1992," "fiscal 1993," "fiscal 1994," "fiscal 1995," "fiscal 1996," "fiscal 1997" and "fiscal
1998" refer to the Company's fiscal years ended or ending February 1, 1992, January 30, 1993, January 29, 1994, January 28, 1995, February 3, 1996,
February 1, 1997, January 31, 1998 and January 30, 1999, respectively.

   On February 2, 1996, the Company and certain of its subsidiaries filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") seeking to reorganize under Chapter 11 of the United States Bankruptcy Code and are currently operating as debtors-in-possession under the Bankruptcy Code. For more information, see "Item 1. Business -- Chapter 11 Proceedings" in the Company's Annual Report on Form 10-K for fiscal 1995.

                            ELECTION OF DIRECTORS

   The Company's Bylaws provide that the Board of Directors shall consist of not fewer than three nor more than eight directors, with the exact number fixed by the Board of Directors.


   At the Meeting, shareholders will elect two Class I directors to serve for a term of three years and until their successors are elected and qualified. Unless directed otherwise, the persons named in the enclosed proxy intend to vote such proxy "for" the election of the listed nominees or, in the event of inability of any nominee to serve for any reason, for the election of such other person as the Board of Directors may designate to fill the vacancy. The Board has no reason to believe that any of the nominees will not be a candidate or will be unable to serve.


   The following table sets forth information, as of the Record Date, concerning the Company's directors and nominees for election to the Board of Directors. The director nominees, Larry Feld and Verna K. Gibson, were nominated by the Board of Directors and currently serve as directors. The nominees have consented to being named in the Proxy Statement and to serve if elected.

                                                                             Director      Term
 Name                       Age    Position                                    Since      Expires
 ----                      -----   ---------                                 ---------   ---------
David Feld                   48  Chairman of the Board, President and           1971        1998
                                 Chief Executive Officer
Leonard Wasserman            70  Executive Vice President, Operations           1992        1998
                                 and Director
Larry Feld (1)               45  Vice President, Store Development,             1971        1996
                                 Secretary and Director
Ira Brind (2)(3)             55  Director                                       1992        1998
Verna K. Gibson (1)(2)       53  Director                                       1992        1996
Bernard J. Korman (3)        64  Director                                       1992        1997

- - ------
(1) Nominee for Director.
(2) Member of the Compensation Committee.
(3) Member of the Audit Committee.

   The following information about the Company's directors and nominees for director is based, in part, upon information supplied by such persons.

   Mr. David Feld has been with the Company continuously since he founded it in 1971. He grew up in his family's retail business and opened the Company's first store in Philadelphia in 1971. Mr. David Feld has served as Chairman of the Board and Chief Executive Officer of the Company since its inception and, except for the period from March 1994 until July 1995, also has served as President of the Company. On February 2, 1996, Mr. Feld filed a voluntary petition to reorganize under Chapter 11 of the United States Bankruptcy Code.


   Mr. Wasserman joined the Company in 1983 as a consultant to assist in strategic planning and marketing development and was appointed to the Office of the President in 1991 and a director in 1992. Mr. Wasserman was named Executive Vice President, Operations in 1995. Between 1982 and 1983, Mr. Wasserman was President and Chief Executive Officer of The Lionel Corporation and prior thereto was President of its Kiddie City Division for 11 years. Mr. Wasserman founded Kiddie City in 1957.

   Mr. Larry Feld has served as Vice President, Store Development since 1983 and as a Vice President, Secretary and Director of the Company since its inception in 1971. Messrs. David Feld and Larry Feld are brothers.

   Mr. Brind is President and a principal shareholder of Brind-Lindsay & Co., Inc., a management and consulting firm in Philadelphia. Until 1987, Mr. Brind was President, Chief Executive Officer and a Director of McDonnell Douglas Truck Services, Inc., a full service truck lessor and transportation services subsidiary of McDonnell Douglas Corporation.

   In December 1994, Mrs. Gibson became Chairman of the Board of Petrie Retail, Inc., which operates a chain of women's specialty stores throughout the United States, Puerto Rico and the U.S. Virgin Islands. Prior thereto, Mrs. Gibson was an active partner in Retail Options, Inc., a consulting firm formed in 1993, and of which she remains a partner. Mrs. Gibson has been an independent retail consultant since 1991 and provided consulting services to the Company, among others, in fiscal 1992, fiscal 1993 and fiscal 1994. From 1985 to 1991, Mrs. Gibson was President and Chief Executive Officer of The Limited Stores, Inc., which she joined as a trainee in 1971. Mrs. Gibson is a director of Caldor, Inc., MothersWork, Inc. and Chicos FAS, Inc. Petrie Retail filed a voluntary petition to reorganize under Chapter 11 of the United States Bankruptcy Code in October 1995.

   Mr. Korman has been Chairman of the Board of PCI Services, Inc., a medical products packaging firm, located in Philadelphia, since November 1995. Prior thereto, Mr. Korman has been President, Chief Executive Officer and a director of MEDIQ Incorporated, a healthcare services and equipment company located in Pennsauken, New Jersey, since 1980. Mr. Korman is also a director of MMI Medical, Inc., NutraMax Products, Inc., PCI Services, Inc., The Pep Boys -- Manny, Moe & Jack, Mental Health Management, Inc., Omega Healthcare Investors, Inc., the New America High Yield Income Fund, Inc. and InnoServe Technologies, Inc.

BOARD OF DIRECTORS, COMMITTEES AND ATTENDANCE AT MEETINGS

   The Board of Directors held 11 meetings during fiscal 1995. Each director attended 75% or more of the meetings of the Board and committees of which they were members during fiscal 1995 except for Mrs. Gibson.

   The Board of Directors has appointed a Compensation Committee to review and make recommendations to the Board regarding compensation of executive officers. The Compensation Committee also administers the Company's Employee Stock Option Plan. During fiscal 1995, the Compensation Committee held three meetings.

   The Board of Directors also has appointed an Audit Committee to, among other things, review the Company's financial and accounting practices and policies and the scope and results of the Company's annual audit. The Audit Committee also recommends to the Board the selection of the Company's independent public auditors. The Audit Committee held two meetings during fiscal 1995.

   The Board of Directors has not appointed a standing Nominating Committee.

DIRECTOR COMPENSATION

   Each director of the Company who is not also an employee receives an annual fee of $5,000 and a fee of $1,000 for each meeting of the Board or any committee of the Board attended, plus reimbursement of expenses incurred in attending meetings.


   Pursuant to the Company's 1995 Stock Option Plan for Non-Employee Directors which was approved at the 1995 Annual Meeting of Shareholders (the "1995 Director Plan"), each person who is not an employee of the Company or any subsidiary is automatically granted an option to purchase 10,000 shares of Common Stock upon their initial election or appointment to the Board and at each annual meeting of shareholders thereafter, at the then fair market value of the Common Stock. The 1995 Director Plan authorizes the issuance of options to purchase an aggregate of 210,000 shares of Common Stock. All options are exercisable immediately and, unless terminated earlier by the terms of the 1995 Director Plan, expire ten years after the date of grant. At the 1995 Annual Meeting of Shareholders, each of Mrs. Gibson and Messrs. Brind and Korman received options to purchase 10,000 shares of Common Stock at $12.875 per share. The 1995 Director Plan replaced the Director Stock Option Plan which was adopted in 1992 (the "1992 Director Plan").

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

   The following table sets forth as of the Record Date certain information with respect to the beneficial ownership of the Common Stock (i) by each person who is known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) by each director of the Company, (iii) by each executive officer of the Company named in the Summary Compensation Table and
(iv) by all directors and executive officers of the Company as a group. Except as otherwise indicated, the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares.

                                                                   Shares Beneficially Owned(1)
                                                                   ---------------------------
                                                                      Number      Percent
                                                                    -----------   ---------
David Feld (2)  .................................................    5,650,599      52.0%
Ira Brind (3)(4)  ...............................................       33,500        *
Verna K. Gibson (3)  ............................................       67,500        *
Bernard J. Korman (3)  ..........................................       19,500        *
Howard Gross (5)  ...............................................        --          --
Leonard Wasserman (6)  ..........................................      231,975       2.1
Larry Feld (7)  .................................................      144,812       1.3
Arnold Cohen (8)  ...............................................       20,000        *
John Luscher (9)  ...............................................       16,565        *
All directors and executive officers as a group (11 persons) (10)    6,214,712      56.4

- - ------
* Less than one percent.

 (1) The securities "beneficially owned" by a person are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission and, accordingly, include securities owned by or for the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days after the Record Date. The same shares may be beneficially owned by more than one person. Beneficial ownership may be disclaimed as to certain of the securities.


 (2) Includes 981 shares allocated to Mr. David Feld's account in the 401(k) Profit Sharing Plan. Excludes 124,100 shares held in trusts for the benefit of Mr. David Feld's children, as to which Mr. David Feld disclaims beneficial ownership. Mr. David Feld's address is c/o Today's Man, Inc., 835 Lancer Drive, Moorestown, New Jersey 08057. Mr. David Feld has pledged 5,000,000 shares of Common Stock, representing approximately 46.0% of the outstanding Common Stock, to Alex. Brown & Sons Incorporated ("Alex. Brown"), and an aggregate of 649,578 shares of Common Stock, representing approximately 6.0% of the outstanding Common Stock, to two other financial institutions, to secure personal loans. These loans are in default. Among the effects of the filing of Mr. Feld's bankruptcy petition was to create an automatic stay of any actions by these lenders to liquidate the pledged shares. On or about March 13, 1996, Alex. Brown filed a motion seeking relief from the automatic stay to permit them to, among other things, sell some or all of the pledged shares. Mr. Feld filed an opposition to this motion. A hearing before the Bankruptcy Court for the District of New Jersey is scheduled in June 1996. In the event that Alex. Brown is successful in obtaining relief from the automatic stay to permit them to liquidate the pledged shares, a change in control of the Company could result.

 (3) Includes options to purchase 7,500 shares under the 1992 Director Plan and 10,000 shares under the 1995 Director Plan.

 (4) Includes 2,000 shares held by Mr. Brind in trust for his sons and 4,000 shares owned by his wife.

 (5) In July 1995, Mr. Gross resigned as a director and his employment with the Company was terminated.

 (6) Includes options to purchase 27,000 shares under the Employee Stock Option Plan and 975 shares allocated to his account in the 401(k) Profit Sharing Plan. Includes 124,100 shares held in trusts for the benefit of Mr. David Feld's children for which trusts Mr. Wasserman is trustee. Also excludes shares held in trusts for the benefit of Mr. Wasserman's children and grandchildren. Mr. Wasserman disclaims beneficial ownership as to all such trust shares.

 (7) Includes options to purchase 23,333 shares under the Employee Stock Option Plan and 954 shares allocated to his account in the 401(k) Profit Sharing Plan. Includes 100 shares held by Mr. Larry Feld in trust for his son.

 (8) Represents options to purchase 20,000 shares under the Employee Stock Option Plan. In March 1996, Mr. Cohen resigned as an employee of the Company.

 (9) Includes options to purchase 14,000 shares under the Employee Stock Option Plan and 365 shares allocated to his account in the 401(k) Profit Sharing Plan. Mr. Luscher resigned as an employee of the Company in April, 1996.

(10) Includes options to purchase an aggregate of 153,566 shares held by all directors and executive officers as a group under the 1992 Director Plan, the 1995 Director Plan and Employee Stock Option Plan, and 4,377 shares allocated to the accounts of all executive officers as a group under the 401(k) Profit Sharing Plan.


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who beneficially own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by regulation of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file.


   To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten-percent beneficial owners were complied with during fiscal 1995.


                            EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

   Historically, the policies of the Company's compensation program with respect to executive officers have been to:

   (1) Provide compensation that will attract and retain superior executive talent;

   (2) Support the achievement of the goals contained in the Company's annual plan by linking a portion of the executive officer's compensation to the achievement of such goals; and

   (3) Enhance shareholder value by the use of stock options to further align the interests of the executive officers with those of shareholders.

   The Company's executive officer compensation program is comprised of base salary, annual cash incentive compensation, long term incentive compensation in the form of stock options, and various benefits generally available to all full-time employees of the Company, including participation in group medical and life insurance plans and the 401(k) Plan. The Company seeks to be competitive with compensation programs offered by companies of a similar size within the retail industry based on formal and informal surveys conducted by the Company.


   As a result of the Company's bankruptcy proceeding, the Compensation Committee is evaluating the Company's compensation program, particularly with respect to incentive compensation and retention. To aid in the retention of management and key employees during the bankruptcy proceeding, the Company has adopted, subject to Bankruptcy Court approval, a Retention Plan and a Severance Plan discussed in greater detail below.

   Decisions with respect to the compensation of Mr. David Feld, the President and Chief Executive Officer, are made by the Compensation Committee. Decisions with respect to the compensation of all other executives officers are made by Mr. David Feld.


   Base Salary. Prior to the beginning of each fiscal year, financial and other goals are established for the Company. Each executive officer is responsible for accomplishing the goals pertaining to his area of responsibility. At the end of each fiscal year, a performance review takes place with each executive officer to measure performance against those objectives. Base salary decisions are made based on the results of the performance review as well as other considerations such as the executive officer's level of responsibility, years of service with the Company and professional background. Mr. David Feld's base salary was not increased in fiscal 1995. Mr. Gross received a 10% base salary increase as required under the terms of his employment agreement. Executive officers other than Messrs. David Feld, Gross and Cohen received base salary raises in fiscal 1995 of approximately 4.5% to 7.1% over base salary levels in fiscal 1994 except Mr. Wasserman, who received approximately a 56% increase in connection with his becoming Executive Vice President, Operations and one other executive officer who received approximately a 38% increase in connection with a promotion.

   Annual Incentive Compensation. Pursuant to the Company's Officers' Bonus Program, all of the Company's executive officers, except Messrs. David Feld, Gross and Cohen and one other executive officer, were eligible to receive bonuses of up to a maximum of 100% of their base salary for fiscal 1995. The actual bonus is derived from a formula based upon the Company's pre-tax profit; however, no bonus is payable if the Company's pre-tax profits increase by less than 10% over the prior year. No bonus was paid under the Officers' Bonus Program for fiscal 1995. In fiscal 1995, Mr. Gross received the minimum annual bonus of $300,000 and Mr. Cohen received the minimum annual bonus of $150,000 required under the terms of their respective employment agreements. The Company has bonus plans applicable to other officers and management personnel, including one executive officer in fiscal 1995, pursuant to which awards of up to a maximum of 75% of their base salary in fiscal 1995 were payable based upon the Company's performance and the participants' individual performance; however, no bonuses were paid under such plans for fiscal 1995. The Company is considering revising its bonus plans for fiscal 1996.



   Stock Options. The Company uses the Employee Stock Option Plan as a long-term incentive plan for executive officers and key employees. The objectives of this Plan are to align the long-term interests of executive officers and shareholders by creating a direct link between executive compensation and shareholder return and to enable executives to develop and maintain a significant long-term equity interest in the Company. The Plan authorizes the Compensation Committee to award stock options to officers and key employees. Stock option grants are determined by the Compensation Committee based upon recommendations of senior management and are made at a level calculated to be competitive within the retail industry. The Compensation Committee usually awards stock options every other year, except in the case of individual awards made in connection with the hiring or promotion of an executive officer or key employee. In general under the Plan, options are granted with an exercise price equal to the fair market value of the Common Stock on the date of grant and are exercisable according to a vesting schedule determined by the Compensation Committee at the time of grant. In fiscal 1995, the Committee granted options to purchase an aggregate of 196,000 shares of Common Stock under the Plan. Information concerning the option grants to certain executive officers is set forth in the Summary Compensation Table.


   Determination of Compensation of Chief Executive Officer. Mr. David Feld's base salary for fiscal 1995 was not increased from his fiscal 1994 base salary of $190,000.

   Retention Plan. Subject to the approval of the Bankruptcy Court, the Company has adopted a Non-Executive Officer Retention Bonus Plan (the "Retention Plan") to provide meaningful incentive compensation to designated management and key employees to continue their employment with the Company during the first 18 months of the Company's bankruptcy proceeding. The Retention Plan provides for the payment of a bonus ranging from 7.5% to 35% of a participant's then base salary, payable in 25% installments in July 1996 and February 1997 with the balance payable in August 1997, except that the retention bonus is payable in full upon the Company's emergence from the bankruptcy proceeding, if earlier. If a participant ceases to be employed by the Company at any time prior to the end of the Retention Plan by reason of death, disability, retirement, change of control or liquidation of the Company, the participant will be paid a pro rata portion of the retention bonus; however no retention bonus is payable if the participant is terminated for any other reason or for cause. Messrs. David Feld and Wasserman and one other executive officer currently are not covered by the Retention Plan.


   Severance Plan. The Company has adopted, subject to Bankruptcy Court approval, a Severance Plan to encourage the continued employment of its employees during the Company's bankruptcy proceeding. All employees are entitled to participate in the Severance Plan. In the event an employee's employment is terminated by the Company without "Cause", such employee will be entitled to a continuation of their base salary for a period of time based on the individual's position and, in some cases, length of service with the Company. "Cause" is defined as the willful and continued failure of the employee to perform their duties or the willful engaging by employee in illegal conduct or gross misconduct materially injurious to the Company. In addition, the employee is entitled to continued medical benefits during the severance period, subject to reduction or elimination in the event that the employee obtains medical benefits as a result of new employment. Under the Severance Plan, executive officers will be entitled to receive their base salary for from six to 18 months after termination of their employment without Cause, depending on their position, except that any compensation received by an executive officer who is a Vice President or above as a result of new employment obtained during the severance period will be set off against and reduce up to a maximum of one-half of the amount of severance payable to the former executive officer.

   The Company is considering including Messrs. Feld, Wasserman and one other executive officer in the Retention Plan, providing severance to certain employees upon a change in control and adopting a new incentive compensation program; however, at the request of the Official Committee of Unsecured Creditors formed in the Company's bankruptcy proceeding, the Company has agreed to defer seeking Bankruptcy Court approval of such actions until after the Company has delivered its business plan to the Creditors Committee for their review and the Company and the Creditors Committee have discussed such matters.


   Policy with respect to Section 162(m) of the Internal Revenue
Code. Generally, Section 162(m) of the Internal Revenue Code of 1986, and the regulations promulgated thereunder (collectively, "Section 162(m)"), denies a deduction to any publicly held corporation, such as the Company, for certain compensation exceeding $1,000,000 paid during a taxable year to the chief executive officer and the four other highest paid executive officers, excluding, among other things, certain performance-based compensation. Where appropriate, the Compensation Committee has taken action to reduce the impact of this provision. For example, the Compensation Committee intends that the Employee Stock Option Plan qualify for the performance-based exclusion. The Compensation Committee continually evaluates to what extent Section 162(m) will apply to its other compensation programs.

   Members of the Compensation Committee during fiscal 1995: Ira Brind, Chairman, and Verna K. Gibson.

SUMMARY COMPENSATION TABLE

   The following table sets forth certain information regarding the compensation paid to the Chief Executive Officer and each of the six other most highly compensated executive officers of the Company (including certain former executive officers) for services rendered in all capacities for fiscal 1995, fiscal 1994 and fiscal 1993. The amounts shown do not include any amounts paid to the named executive officers as severance or consulting fees following the termination of their employment. See "Agreements with Executive Officers."

                                                                                     Long Term
                                               Annual Compensation                  Compensation
                                         ---------------------------------------   --------------      All
                                                                       Other          Securities      Other
       Name and                Fiscal                                Annual          Underlying     Compen-
  Principal Position            Year      Salary       Bonus(1)    Compensation       Options       sation(2)
- - ---------------------         --------   ----------    ---------   --------------   --------------   ---------
David Feld(3)  ............     1995      $190,000       $--           $--                --          $3,683
 President and  ...........     1994       190,000        --            --                --           4,385
 Chief Executive  .........     1993       190,052        --            --                --           3,782
 Officer  .................
Howard Gross(3)  ..........     1995       240,386     300,000          --                --             --
 President and Chief  .....     1994       426,928     200,000         57,780(4)    300,000 shares       --
 Operating Officer  .......     1993         --           --            --                --             --
Arnold Cohen(5)  ..........     1995       311,538     150,000          --                --             --
 Executive Vice  ..........     1994        11,538        --            --             100,000           --
 President, Merchandise  ..     1993         --           --            --                --             --
 and Marketing  ...........
Leonard Wasserman(6)  .....     1995       250,000        --            --           12,000 shares     3,598
 Executive Vice President, .    1994       160,000        --            --                --           4,239
 Operations  ..............     1993       158,514      18,784          --           12,000 shares     3,342
Larry Feld  ...............     1995       165,000        --            --           10,000 shares     3,928
 Vice President,  .........     1994       154,000        --            --                --           3,360
 Store Development  .......     1993       129,285      28,337          --           10,000 shares     2,032
John Luscher(7)  ..........     1995       160,000        --            --           15,000 shares     1,000
 Vice President,  .........     1994       153,000        --            --                --           3,240
 Real Estate  .............     1993       130,000      28,262          --           10,000 shares       --


- - ------
(1) Represents bonuses earned under the Officers' Bonus Program in the fiscal year shown but paid in the following fiscal year. No bonuses were paid under the Officers' Bonus Program for fiscal 1994 or fiscal 1995. Messrs. David Feld, Gross and Cohen are not eligible to receive a bonus under this program. Messrs. Gross and Cohen were eligible to receive certain bonuses under the terms of their Employment Agreements.

(2) Represents the Company's matching contribution under the 401(k) Profit Sharing Plan.

(3) Mr. Gross served as President and Chief Operating Officer from March 1994 until the termination of his employment in July 1995. Mr. David Feld did not serve as President during such period.

(4) Includes a total of $47,780 paid to Mr. Gross in fiscal 1994 as a travel and lodging allowance in lieu of any other relocation assistance. The cost of perquisites is not disclosed for any other executive officer named in the table because the disclosure threshold (the lower of $50,000 or 10% of salary plus bonus) was not reached.

(5) Mr. Cohen was employed from January 1994 until he resigned in March 1996.

(6) Mr. Wasserman served as Office of the President until he was named as Executive Vice President, Operations in July 1995.

(7) Mr. Luscher resigned in April 1996.

OPTION GRANTS IN LAST FISCAL YEAR

   The following table sets forth certain information concerning stock options granted under the Employee Stock Option Plan during fiscal 1995 to the executive officers of the Company named in the Summary Compensation
Table:

                                                                                     Potential Realized Value
                                                                                         at Assumed Annual
                                                                                       Rates of Stock Price
                                                                                         Appreciation For
                                           Individual Grants                              Option Term(1)
                       ----------------------------------------------------------  ----------------------------
                        Number of
                       Securities    Percent of Total
                       Underlying    Options Granted
                        Options       to Employees        Exercise    Expiration
      Name              Granted      In  Fiscal Year       Price         Date            5%          10%
- - ------------------     ----------    ---------------     ----------   ------------   ---------   ----------
David Feld  ......        --              --                 --            --            --           --
Howard Gross  ....        --              --                 --            --            --           --
Arnold Cohen  ....        --              --                 --            --            --           --
Leonard Wasserman .      12,000           6.5%             $12.31       6/8/2005      $ 92,919     $235,475
Larry Feld  ......       10,000           5.4               12.31       6/8/2005        77,432      196,229
John Luscher  ....       15,000           8.1               12.31       6/8/2005       116,149      294,344

- - ------
(1) Shows the difference between the market value of the Common Stock for which the option may be exercised, assuming that the market value of the Common Stock appreciates in value from the date of grant to the end of the ten-year option term at annualized rates of 5% and 10%, respectively, less the exercise price of the option. The rates of appreciation used in this table are prescribed by regulations of the Securities and Exchange Commission and are not intended to forecast future appreciation of the market value of the Common Stock. The last reported sale price for the Common Stock on May 15, 1996 was $2.1875 per share as reported on the Nasdaq National Market. Assuming that such market value appreciated at a rate of 10% over the ten year term of the option, these options would not be in-the-money (i.e. the exercise price per share of the option would be greater than the fair market value per share of the Common Stock) and would have a potential realized value of $0. All options shown in this table were granted at an exercise price equal to the last sale price of the Common Stock on the date of grant as reported on the Nasdaq National Market, and will become exercisable in three equal annual installments beginning one year from the date of grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

   The following table sets forth certain information concerning the exercise of stock options during fiscal 1995 and the number and value of unexercised options held at the end of fiscal 1995 by the executive officers of the Company named in the Summary Compensation Table.

                                                                   Number of Securities
                                                                  Underlying Unexercised               Value of Unexercised
                                                                       Options at                    In-the-Money Options at
                          Shares Acquired         Value             Fiscal Year-End                      Fiscal Year-End
        Name               on Exercise         Realized(1)       Exercisable/Unexercisable          Exercisable/Unexercisable(2)
- - ----------------------    ---------------      -----------       -------------------------          ----------------------------
David Feld  ..........           --                 --                    -- / --                          -- / --
Howard Gross  ........           --                 --                    -- / --                          -- / --
Arnold Cohen  ........           --                 --                 20,000/80,000                       -- / --
Leonard Wasserman  ...           --                 --                 23,000/18,000                       -- / --
Larry Feld  ..........           --                 --                 20,000/14,000                       -- / --
John Luscher  ........           --                 --                  9,000/26,000                       -- / --


- - ------
(1) No options were exercised by the named executive officers in fiscal 1995.
(2) There were no in-the-money options at the end of fiscal 1995 because the last sale price of the Common Stock on February 2, 1996, the last trading day in fiscal 1995, as reported on the Nasdaq National Market System, was $1.875 which was less than the exercise price of all outstanding options.


EMPLOYEE STOCK OPTION PLAN

   The Company's Employee Stock Option Plan ("Employee Plan") was adopted by the Board and approved by the shareholders in March 1992 and was amended in 1994. The purpose of the Employee Plan is to attract and retain officers and other key employees and to provide additional incentive to them by encouraging them to invest in the Common Stock and acquire an increased personal interest in the Company's business. Payment of the exercise price for options granted under the Employee Plan may be made in cash, shares of Common Stock or a combination of both. Options granted pursuant to the Employee Plan may not be exercised more than ten years from the date of grant.

   All officers and key employees of the Company or any of its current or future parents or subsidiaries are eligible to receive options under the Plan. The Employee Plan provides that the maximum number of shares of Common Stock for which options may be granted under the Employee Plan to any participant prior to the expiration of the Employee Plan on March 26, 2002 is 500,000 shares (subject to appropriate adjustments to reflect changes in the capitalization of the Company).

   The Employee Plan is administered by the Compensation Committee of the Board of Directors, consisting of Mr. Brind and Mrs. Gibson. The Compensation Committee selects the optionees and determines the nature of the option granted, the number of shares subject to each option, the option vesting schedule and other terms and conditions of each option. The Compensation Committee, in its sole discretion, has the authority to grant options with anti-dilution rights which provide for the automatic grant of additional stock options (subject to the limitations on the number of shares of Common Stock which may be issued under the Employee Plan or to any participant) in the event that the Company issues any additional shares of any class of its capital stock which causes the number of stock options originally granted to such participant to constitute less then a stated percentage of the Company's then outstanding Common Stock. The Board of Directors may modify, amend, suspend or terminate the Employee Plan, provided that such action may not affect outstanding options.

   Options to purchase an aggregate of 1,100,000 shares of Common Stock may be granted pursuant to the Employee Plan. Options granted under the Employee Plan may be incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, or options not intended to so qualify ("non-qualified options"). The Employee Plan requires the exercise price of incentive stock options to be at least equal to the fair market value of the Common Stock on the date of the grant. In the case of incentive options granted to a shareholder owning, directly or indirectly, in excess of 10% of the Common Stock, the option exercise price must be at least equal to 110% of the fair market value of the Common Stock on the date of grant and such option may not be exercised more than five years from the date of grant. The option price for non-qualified options, at the discretion of the Compensation Committee, may be less than the fair market value of the Common Stock on the date of grant.

   All unexercised options terminate three months following the date an optionee ceases to be employed by the Company or any parent or subsidiary of the Company, other than by reason of disability or death (but not later than the expiration date), whether or not such termination is voluntary, except that if an optionee is terminated for cause, all unexercised options will terminate immediately. Any option held by an employee who dies or who ceases to be employed because of disability must be exercised by the employee or his representative within one year after the employee dies or ceases to be an employee (but not later than the expiration date). Options are not transferable except in the event of death to the decedent's estate. No options may be granted under the Employee Plan after March 26, 2002.

AGREEMENTS WITH EXECUTIVE OFFICERS

   Agreements with Howard Gross. In March 1994, the Company entered into an Employment Agreement with Howard Gross pursuant to which Mr. Gross became the Company's President and Chief Operating Officer for a term ending on March 31, 1999. Under the agreement, Mr. Gross was paid a base salary of $500,000 per year which was increased by $50,000 on May 1, 1995. Mr. Gross also was entitled to receive an annual bonus (including certain guaranteed minimum annual bonuses) and other bonuses depending on the Company's net income before income taxes. If Mr. Gross' employment was terminated at the election of the Company without cause, he also was entitled to a severance payment payable 90 days after the date of termination equal to the amount, if any, by which $2,000,000 exceeded the total amount of (i) salary and bonuses paid to him during the one year period ending on the date that notice of termination was given to him and (ii) any bonuses paid or payable to him as provided in the agreement.

   In connection with the termination of employment of Mr. Gross in July, 1995, the Company and Mr. Gross entered into an Agreement and Release pursuant to which, among other things, the Company agreed to pay him the $300,000 guaranteed bonus for fiscal 1995 and $990,380 severance payment due to Mr. Gross under the terms of his Employment Agreement and Mr. Gross released the Company from any other claims or obligations except for the foregoing and obligations under certain exercisable stock options.

   Agreements with Arnold Cohen. In January 1995, the Company entered into an Employment Agreement with Arnold Cohen pursuant to which Mr. Cohen became an Executive Vice President of the Company for a term ending on January 31, 2000. Under the agreement, Mr. Cohen was paid a base salary of $300,000 per year which was to be increased by $50,000 on May 1, 1996 and on May 1, 1997. Mr. Cohen also was entitled to receive an annual bonus (including certain guaranteed minimum annual bonuses) and other bonuses depending on the Company's net income before income taxes. If Mr. Cohen's employment was terminated at the election of the Company without cause, he also was entitled to a severance payment payable 45 days after the date of termination equal to $675,000 less any annual bonus paid to him in advance.

   In March 1996, the Company and Mr. Cohen entered into an Agreement pursuant to which, among other things, Mr. Cohen resigned as an officer and employee of the Company and agreed to perform certain part time advisory services for the Company for a period of 20 weeks at a fee of $5,800 per week. This Agreement also provides for the release of the Company from any other claims and or obligations including obligations under the Employment Agreement. By its terms, this Agreement will become null and void and the parties will be returned to the status quo as of the effective date of the Agreement in the event that the Agreement is not approved by the Bankruptcy Court by May 31, 1996.


   Agreement with John Luscher. On March 11, 1996, the Company entered into an Agreement with John Luscher pursuant to which Mr. Luscher was employed until April 20, 1996 to negotiate assignments, assumptions, terminations or modifications of the leases for twelve designated Company stores. Mr. Luscher's then base salary and benefits were continued for the balance of the term. In addition, under the Agreement, Mr. Luscher is entitled to receive 5% of the total Net Benefits (as defined) received by the Company with respect to the assignment, termination or modification of the designated leases. "Net Benefits" includes any money paid to the Company from lease assignments or modifications, reductions to occupancy expenses paid by the Company and rescheduling or delay of rent or other lease payments (provided the Company has the ability to realize a positive impact upon the Company's profit and loss statement from such rescheduling or delay). In addition, each of the Company and Mr. Luscher released the other from all claims other than those under the Agreement.


EXECUTIVE EQUITY PLAN LOANS


   The Company made loans to the former participants of the Company's Executive Equity Plan to permit them to pay their federal and state income tax resulting from the termination of that plan in 1992 and the conversion of the participants' interests in the plan into shares of Common Stock, including loans of $239,085 to Mr. Wasserman and $272,798 to Mr. Larry Feld. These loans bear interest at 1% above the prime rate, were payable in a single payment of principal and interest on April 14, 1996 (plus a 30 day grace period), subject to prepayment if the shares are sold or the participant's employment with the Company terminates, and are secured by a pledge of a portion of the shares. The Company believes that the interest rate of these loans was comparable to the interest rate that participants could obtain from unaffiliated parties but that the repayment terms may be more favorable. Certain of these loans, including Messrs. Wasserman's and Larry Feld's loans, are past due. The Company currently is evaluating appropriate arrangements with the obligors of these loans.


CERTAIN TRANSACTIONS

   Leases. The Company leases its executive offices, distribution center and certain adjoining land, located in Moorestown, New Jersey, and four of its superstores from Mr. David Feld. Set forth below is information with respect to those leases. Except as noted below, the Company pays an annual base rental and all operating expenses during the term of the lease, including property taxes and insurance. None of the leases have unexercised renewal options.

                                     Lease           Lease           Annual
                                 Commencement     Termination         Base
Location                             Date             Date          Rental(1)
- - ---------                       --------------    -------------   ------------
Center City Philadelphia, PA         1980             2007         $364,992
Deptford, NJ  ...............        1985             2008          296,000(2)
Moorestown, NJ  .............        1988             2010          739,200(3)
King of Prussia, PA  ........        1988             2003          342,441(2)
Langhorne, PA  ..............        1988             2003          342,250(2)

- - ------
(1) Does not include taxes, insurance and other operating expenses payable by the Company.

(2) Increases annually based upon increases in the Consumer Price Index.

(3) A new lease agreement was executed in February 1995 which, among other things, increased the annual base rental and extended the term of lease.

   The Company leases from Mr. David Feld a parcel of land adjacent to the Company's Montgomeryville store for use as a parking lot pursuant to a two year lease which expired in March 1994. The Company paid an annual base rental of $81,000 plus all operating expenses during the term of this lease. The Company continues to lease this parcel on a month-to-month basis pending the execution of a new lease.


   The Company also subleases a portion of an improved property located in Willow Grove, Pennsylvania from Mr. David Feld. The sublease term commenced on August 25, 1989 and terminates on January 28, 2000. The Company has the right to extend the term of the lease for two separate renewal periods of five years each. The current annual rental payment payable by the Company is $444,359 subject to annual increases based upon increases in the Consumer Price Index. Upon the closing of the Willow Grove store in January 1991, the Company subleased this space to an unaffiliated third party at a subrental then higher than that paid by the Company to Mr. David Feld, although such subrental is now less than that being paid by the Company. The Company has filed a motion in Bankruptcy Court to reject the sublease with Mr. David Feld.


   In fiscal 1995, the Company paid an aggregate of $2,412,900 to Mr. David Feld under all leases with him. The Company believes that the terms of each of the leases with Mr. David Feld are no less favorable to the Company than those generally available from unaffiliated third parties. The Company will not lease additional facilities to or from any officers, directors or affiliated parties without the approval of its non-employee directors.


   Loans. In fiscal 1995, Mr. David Feld made a $5.0 million demand loan to the Company which bears interest at the prime rate plus 0.5%, payable quarterly in arrears. This loan is subordinated to the Company's existing credit facilities. No principal payments have been made to Mr. David Feld on this loan.


   Tax Indemnification Agreement. From January 1, 1987 to January 30, 1992, the Company was subject to taxation under Subchapter S of the Internal Revenue Code of 1986. As a result, the net income of the Company, for federal and certain state income tax purposes, was reported by and taxed directly to Mr. David Feld, the Company's sole shareholder at such time, rather than to the Company. In connection with the Company's initial public offering, the Company entered into a tax indemnification agreement, as amended, with Mr. David Feld which provided for, among other things, (i) an indemnification by the Company of Mr. Feld for any losses or liabilities with respect to any additional taxes (including interest, penalties, legal fees and any additional taxes resulting from any idemnification) resulting from the Company's operations during the period in which it was an S Corporation and
(ii) an indemnification by Mr. Feld of the Company for the amount of any tax refund received by Mr. Feld due to a reduction in his share of the Company's S Corporation earnings for calendar year 1991 and the period from January 1 through January 30, 1992 less any income taxes payable by Mr. Feld with respect to distributions to him from January 1, 1991 through September 15, 1993.


   Manufacturing Facility. In May 1995, Mr. David Feld acquired a manufacturing facility that was engaged in the production of tailored clothing for the Company. Prior to acquiring this facility, Mr. Feld offered the opportunity to make the acquisition to the Company; however, upon the recommendation of the Audit Committee, the Board of Directors (with Mr. David Feld abstaining) decided not to make the acquisition. The Company made purchases totalling approximately $3,181,000 from this facility during the period beginning on the date of acquisition by Mr. Feld through the end of fiscal 1995. The Company believes that the costs of the purchases from this facility after the acquisition by Mr. Feld were comparable to the costs of tailored clothing generally available to the Company from unaffiliated parties.

STOCK PERFORMANCE GRAPH

   The following graph shows a comparison of the cumulative total return for the Company's Common Stock, the S&P 500 Index and the S&P Retail Specialty Index, assuming an investment of $100 in each on June 4, 1992, the date that the Company's Common Stock was first registered under the Securities Exchange Act of 1934, and, in the case of the Indexes, the reinvestment of all dividends. The data points used for the performance graph are listed below.



   $250-|------------------------------------------------------------------|
        |                                                                  |
        |               *                                                  |
        |                                                                  |
    200-|                                                                  |
        |                                *                                 |
        |                                                                  |
        |                                                                  |
    150-|                                                                 #|
        |                                                                  |
        |                &                                 *               |
        |                #               &                 &               |
    100-| *&#                            #                 #          &    |
        |                                                                  |
        |                                                                  |
        |                                                                  |
     50-|                                                                  |
        |                                                                * |
        |                                                                  |
        |                                                                  |
      0-|---------------|-----------------|----------------|---------------|
     6/4/92          1/30/93           1/29/94           1/28/95        2/3/96


*=Today's Man, Inc. Comon Stock  &=S&P 500 Index   #=S&P Retail Specialty Index



- - ------------------------------------------------------------------------------
PERFORMANCE GRAPH DATA POINTS   6/4/92   1/30/93   1/29/94   1/29/95   2/3/96
==============================================================================
Today's Man, Inc. Common Stock   100       218       187      132       25
S&P 500 Index                    100       106       116      114      154
S&P Retail Specialty Index       100       126       122      123      111
- - ------------------------------------------------------------------------------

                            SHAREHOLDER PROPOSALS

   Shareholder proposals for the 1997 Annual Meeting of Shareholders must be submitted to the Company by January 17, 1997 to receive consideration for inclusion in the Company's Proxy Statement.

                         INDEPENDENT PUBLIC AUDITORS

   The Company's independent public auditors for fiscal 1995 and for fiscal 1996 are the firm of Ernst & Young LLP, Philadelphia, Pennsylvania. A representative of Ernst & Young LLP is expected to be present at the Meeting and to be available to respond to appropriate questions. The representative will have the opportunity to make a statement if he so desires.

                                OTHER MATTERS

   The Company is not presently aware of any matters (other than procedural matters) which will be brought before the Meeting which are not reflected in the attached Notice of the Meeting.The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Meeting: (i) matters which the Company does not know, a reasonable time before the proxy solicitation, are to be presented at the Meeting; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee named in this Proxy Statement is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and the form of proxy pursuant to Rules 14a-8 or 14a-9 under the Securities Exchange Act of 1934; and (v) matters incident to the conduct of the Meeting. In connection with such matters, the persons named in the enclosed proxy will vote in accordance with their best judgment.

                 ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

   This Proxy Statement is accompanied by the Company's Annual Report to Shareholders for fiscal 1995.

   EACH PERSON SOLICITED HEREUNDER CAN OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL 1995 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT CHARGE EXCEPT FOR EXHIBITS TO THE REPORT, BY SENDING A WRITTEN REQUEST TO:

                         TODAY'S MAN, INC.
                         835 LANCER DRIVE
                         MOORESTOWN, NJ 08057
                         ATTENTION: FRANK E. JOHNSON,
                                    VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

                                        By Order of the Board of Directors

                                        (SIG) LARRY FELD

                                        LARRY FELD
                                        Vice President and Secretary

Moorestown, New Jersey
May 17, 1996

                                    PROXY
                              TODAY'S MAN, INC.
               ANNUAL MEETING OF SHAREHOLDERS -- JUNE 12, 1996
      SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TODAY'S MAN, INC.

The undersigned hereby constitutes and appoints Frank E. Johnson and Barry S. Pine, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to appear at the Annual Meeting of Shareholders of Today's Man, Inc. (the "Company") to be held on the 12th day of June, 1996, and at any postponement or adjournment thereof, and to vote all of the shares of the Common Stock of the Company which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present.

PROPOSAL 1. FOR [ ] the election of Larry Feld and Verna K. Gibson as Class I directors of the Company to hold office for a term of three years and until their successors are duly elected and qualified.

To withhold authority to vote for all nominees, check this box:  [ ]

To withhold authority to vote for an individual nominee, print that nominee's name on the space provided below.

- - -----------------------------------------------------------------------------

PROPOSAL 2. To transact such other business as may properly come before the Annual Meeting.
                  (continued and to be signed on reverse side)







THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS TO THE CONTRARY ARE INDICATED, THE PROXY AGENTS INTEND TO VOTE FOR THE ELECTION OF ALL THE NOMINEES LISTED IN PROPOSAL 1.

BOTH PROXY AGENTS PRESENT AND ACTING IN PERSON OR BY THEIR SUBSTITUTES
(OR, IF ONLY ONE IS PRESENT AND ACTING, THEN THAT ONE) MAY EXERCISE ALL THE POWERS CONFERRED BY THIS PROXY. DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY AS TO CERTAIN MATTERS DESCRIBED IN THE COMPANY'S PROXY STATEMENT.

   The undersigned hereby acknowledges receipt of the Company's 1995 Annual Report to Shareholders, Notice of the Company's 1996 Annual Meeting of Shareholders and the Proxy Statement relating thereto.

                                     DATE:----------------------------, 1996
                                            (Please date this Proxy)

                                     ---------------------------------------


                                     ---------------------------------------
                                                  Signature(s)

                                     Please sign your name exactly as it appears on this proxy, indicating any official position or representative capacity. If shares are registered in more than one name, all owners must sign.


             PLEASE DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY
                     IN THE ENCLOSED POSTAGE PAID ENVELOPE.